FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES FILING OF SHELF REGISTRATION STATEMENT ON FORM S-3

Edgewood, N.Y. (September 17, 2009) - CPI Aerostructures, Inc. (NYSE AMEX: CVU) (“CPI Aero®”) announced today that it has filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (“SEC”).  Under the shelf registration statement, when declared effective by the SEC, CPI Aero may offer and sell from time to time in the future, in one or more public offerings, up to $__ million of common stock, preferred stock, debt securities, warrants or units, or any combination thereof.  The specifics of any future offering, along with the prices, terms, and the use of proceeds of any such securities offered by CPI Aero, will be determined at the time of any such offering and will be described in detail in a prospectus supplement filed at the time of any such offering.

CPI Aero’s shelf registration statement has been filed with the Securities and Exchange Commission but has not yet become effective. The securities registered may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. Any offering of the securities covered by the registration statement will only be by means of a written prospectus supplement.

About CPI Aero
CPI Aero is engaged in the contract production of structural aircraft parts principally for the U.S. Air Force, other branches of the armed forces and leading prime defense contractors.  In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services.  Among the key programs that CPI Aero supplies are the C-5A Galaxy cargo jet, the T-38 Talon jet trainer, the A-10 Thunderbolt attack jet, the E-3 Sentry AWACS jet, the UH-60 Black Hawk helicopter, S-92 helicopter and the MH-60S mine countermeasure helicopter.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Annual Report on Form 10-K for the year ended December 31,

 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact Vincent Palazzolo Chief Financial Officer CPI Aero 631/586-5200 www.cpiaero.com	Investor Relations Counsel The Equity Group Inc. Linda Latman 212/836-9609 Lena Cati 212/836-9611 www.theequitygroup.com